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J.P. Morgan & Co. Incorporated                                       J.P. MORGAN
60 Wall Street, New York, NY 10260
NYSE symbol: JPM
www.jpmorgan.com

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News release: Immediate                                           April 12, 2000

           J.P. Morgan Launches eSolutions Business Development Group

       J.P. Morgan announced today the formation of eSolutions, a new global business development group within Investment Banking. The group's goal is to put J.P. Morgan at the forefront of change that the digital economy is bringing to traditional industry sectors. The group will bring together strategic advice, financing, risk management, and investment from JPM in one unit, which will use all these tools to find client solutions.

       eSolutions will be run globally by Preben Prebensen, managing director and currently co-head of Investment Banking for Europe.

       "As the economy changes dramatically, we're seeing a new market for strategic advice," said Preben Prebensen. "Beyond traditional mergers and acquisitions or financing, our clients increasingly want to know what will add value to their business in the digital economy. From e-procurement to B2B exchanges, companies are looking for the ideas and execution that helps them better compete and grow. Through eSolutions, we hope to add a new dimension to our relationships with existing clients and target new companies, the e-markets and enablers that emerge to serve them."

       The eSolutions group will work closely with LabMorgan, J.P. Morgan's e-finance unit, to leverage their expertise across markets.

       Mr. Prebensen will establish and lead groups in New York and London. Klaus Diederichs will assume sole responsibility for Investment Banking Europe.

       J.P. Morgan is a leading global firm that meets critical financial needs for business enterprises, governments, and individuals around the world. We advise on corporate strategy and structure, raise capital, make markets in financial instruments, and manage investment assets. Our expertise is based on an in-depth knowledge of our clients' needs and the industries and environments in which they operate. We also commit our own capital to promising enterprises and invest and trade to capture market opportunities.

       More information about J.P. Morgan can be found at http:///www.jpmorgan.com/.

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Press contact:
New York:                   Kristin Lemkau                          212-648-9583